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                                                                   EXHIBIT 10.26
                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of April 15,1999 (the "Effective Date"), by and between MICRO GENERAL CORPORATION, a Delaware corporation (the "Company"), and JOHN SNEDEGAR (the "Employee"), and supersedes any and all prior employment agreements or understandings entered into between the parties; provided, however, this Agreement shall not supersede or otherwise affect (i) any Company options or other securities previously granted the Employee or (ii) the terms and conditions of that certain Inducement Agreement, dated August 11, 1998. In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

        1. Employment and Duties. Subject to the terms and conditions of this Agreement, the Company employs the Employee to serve in an executive and managerial capacity as the President and Chief Executive Officer of the Company, and the Employee accepts such employment and agrees to perform such reasonable responsibilities and duties commensurate with the aforesaid positions as lawfully directed by the Company's Board of Directors (the "Board"), or as set forth in the Bylaws of the Company.

        2. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ending April 14, 2002, subject to prior termination as set forth in Section 7, below (the "Term"). The Term may be extended at any time upon mutual agreement of the parties.

        3. Salary. During the Term, the Company shall pay the Employee a minimum base annual salary of Two Hundred Fifty Thousand Dollars ($250,000), payable at the times and in the manner dictated by the Company's standard payroll policies (the "Base salary"). The Base Salary shall be periodically reviewed and increased at the discretion of the Board to reflect, among other matters, cost of living increases and performance results.

        4. Other Compensation and Fringe Benefits. During the Term, as additional compensation, the Employee shall be entitled to receive and participate in the following:

               (a) Incentive Bonus. A year-end bonus equal to ten percent (10%) of the "audited pre-tax profits" of the Company for each calendar year during the Term of this Agreement (the "Incentive Bonus"). For calendar year 1999 only, the Incentive Bonus calculation shall be pro-rated for the period from the Effective Date through December 31, 1999, but shall in no event be less than One Hundred Fifty Thousand Dollars ($150,000). For calendar year 2002 only, he Incentive Bonus calculation shall be pro-rated for the period from January 1, 2002 through the end of the Term. As used herein, "audited pre-tax profits" shall mean the audited pre-tax profits of the Company determined by the Company's outside accounting firm in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis and will include the results of the Company and its subsidiaries on a consolidated basis. In addition, "audited pre-tax profits" shall be determined only after the amount of the Employee's year-end Incentive Bonus has been taken into account by the Company and shall be adjusted by deduction of supplementary bonuses and/or advances paid to other "key" employee's of the Company for the applicable year (which employees shall be designated and agreed upon by the Employee and the Board). The accrual of the Incentive Bonus shall commence as of the Effective Date. Although the Incentive Bonus is deemed earned on December 31 of the year for which such bonus is being calculated, if the Employee's employment with the Company is terminated pursuant to Section 7 below, whether voluntarily or involuntarily, prior to December 31 of the year to which the Incentive


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Bonus relates, then the Company's obligation to pay the Employee all or a portion of the Incentive Bonus for the year in which termination occurs shall be governed by the appropriate provision of Section 7 below; provided, however, that expiration of the Term shall not constitute a voluntary or involuntary termination of employment. Any Incentive Bonus due for a given year of the term shall be paid no later than April 15th of the following year (including no later than April 15, 2003 for the pro-rated bonus earned in 2002); and

               (b) Transaction Bonus. In connection with the sale or transfer to a person or entity other than Fidelity National Financial Inc. ("FNFI") or its "affiliates" (as defined in Section 21 below) of (i) all or a majority of the outstanding capital stock or other equity interest of any subsidiary of the Company; or (ii) all or substantially all of the assets of any material division of the Company or any of its subsidiaries, the Company shall pay the Employee a bonus (the "Transaction Bonus") equal to five percent (5%) of "Net Transaction Proceeds." For purposes of this subsection (b), the term "Net Transaction Proceeds" shall mean (A) the value of the consideration actually received by the Company in connection with such transaction, less (B) the sum of (i) the Company's cost basis, as determined by the Company's outside accounting firm in accordance with GAAP, in the securities or assets being sold (the "Company's Investment"), plus (ii) an amount equal to a ten percent (10%) cumulative annualized rate of return on the Company's Investment. Notwithstanding anything to the contrary above, the Transaction Bonus shall not apply to a sale or transfer by the Company of the assets comprising the postal meter and/or postal scale division of the Company. The Transaction Bonus shall be paid to the Employee within ninety (90) days of the later of (i) the closing of the applicable transaction; or (ii) the date on which the Company actually receives at least eighty percent (80%) of the total consideration to be received in connection with such transaction. In addition, the Transaction Bonus will be due and payable to the Employee notwithstanding the termination of this Agreement if
(i) this Agreement is terminated (a) as a result of the failure by the Company to extend the Term, (b) after the first full year of this Agreement, by either the Company pursuant to Section 7(b) or the Employee for Good Reason pursuant to
Section 7(b), (c) as a result of the Employee's disability or death pursuant to Sections 7(c) and 7(d), respectively and (ii) prior to such termination, the transaction giving rise to the Transaction Bonus was reduced to a definitive written agreement and the transaction closes within six (6) months of the date of termination in substantial accordance with the terms of the written agreement. Moreover, if this Agreement is terminated by the Employee under
Section 7(b) for any reason other than Good Reason, then the Transaction Bonus will be due and payable to the Employee notwithstanding the termination of this Agreement, provided the transaction in question formally closed prior to the date of termination.

               (c) Options. A grant on the Effective Date under the Company's Executive Stock Option Plan of options to purchase Fifty Thousand (50,000) shares of the Company's Common Stock. The exercise price for such options shall be the closing price on the Effective Date of the Company's publicly traded Common Stock. In addition, all such options shall vest options the Effective Date, after which the Employee shall have ten (10) years to exercise the options, subject to any terms to the contrary in the Company's Executive Stock Option Plan; and

               (d) Standard Benefits. The standard Company benefits enjoyed by the Company's other senior executives; and

               (e) Club Membership. Payment by the Company of the Employee's membership dues in a social and/or recreational club as deemed necessary and appropriate by the Employee (and pre-approved by the Company) to maintain various business relationships on behalf of the Company;


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provided, however, that the Company shall not be obligated to pay for any of the
Employee's personal purchases and expenses at such club; and

               (f) Medical Insurance. Provision by the Company during the Term and any extensions thereof to the Employee and his dependents of the medical and other insurance coverage provided by FNFI to its senior executives; and

               (g) Life Insurance. The procurement of insurance on the Employee's life in the amount of one million dollars ($1,000,000). The premiums of such policy shall be paid by the Company and the Employee shall be entitled, in his sole discretion, to designate the beneficiary of such policy. At the Employee's request at the end of the Term, the Company will assign the insurance policy to the Employee and the Employee shall have no obligation to the Company in respect of premiums previously paid.

The Company shall deduct from all compensation payable under this Agreement to the Employee any taxes or withholdings the Company is required to deduct pursuant to applicable state and federal laws or by mutual agreement between the parties.

        5. Vacation. For and during each year of the Term and any extensions thereof, the Employee shall be entitled to reasonable paid vacation periods consistent with his position with the Company and in accordance with the Company's standard policies, or such greater entitlement as the Board may approve. In addition, the Employee shall be entitled to such holidays consistent with the Company's standard policies or such greater entitlement as the Board may approve.

        6. Expense Reimbursement. In addition to the compensate and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse the Employee each month for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses. The arrangement set forth in this Section 6 is intended to constitute an accountable plan within the meaning of Section 162 of the Internal Revenue Code, as amended (the "Code"), and the accompanying regulations, and the Employee agrees to comply with all reasonable guidelines established by the Company from time to time to meet the requirements of Section 162 of the Code and the accompanying regulations.

        7. Termination.

               (a) For Cause. Notwithstanding anything to the contrary contained herein, the Company may terminate this Agreement immediately for "cause" upon written notice to the Employee, in which event the Company shall be obligated to pay the Employee that portion of the Base Salary due him through the date of termination, and accrued and unpaid expense reimbursement pursuant to Section 6 hereof. For purposes of this Agreement, "cause" shall mean (i) a material breach by the Employee of this Agreement, which breach is not cured within thirty (30) days after written notice thereof from the Company to the Employee; (ii) the repeated failure of the Employee to comply with the Company's lawful corporate policies to the extent set forth in writing; (iii) misconduct, dishonesty, insubordination, or any other act by the Employee that in any way has a direct and substantial adverse effect on the Company's business or reputation, or its relationship with its customers or employees, including, without limitation (a) the use of alcohol such as to materially interfere with the Employee's obligations hereunder, (b) the use of illegal drugs, or (c) conviction of a felony or of any crime involving moral turpitude or theft; or (iv) the failure by the Employee to comply with applicable laws or governmental regulations pertaining to his employment hereunder which non-compliance has a material adverse effect on the Company.


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               (b) Without Cause. Either party may terminate this Agreement immediately without cause by giving written notice to the other. If the Company terminates under this Section 7(b) within the first (1st) full year of this Agreement, then the Company shall only be obligated to pay to the Employee that portion of the Base Salary due him through the date of termination, and accrued and unpaid expense reimbursement pursuant to Section 6 hereof. If, after the first (1st) full year of this Agreement, the Company terminates under this
Section 7(b) or if the Employee resigns for "Good Reason" (as defined below), then the Company shall pay to the Employee an amount equal to the Base Salary in effect as of the date of termination multiplied by the greater of (A) the number of years (including partial years) remaining in the Term, or (B) the number two
(2); (ii) any pro-rated Incentive Bonus earned by the Employee through the date of termination; (iii) any Transaction Bonus due the Employee in accordance with the terms of Section 4(b); and (iv) accrued and unpaid expense reimbursement pursuant to Section 6 hereof Such payment shall be made in a lump sum on or before the fifth (5th) day following the date of termination, or as otherwise directed by the Employee; provided, however, that the pro-rated Incentive Bonus and the Transaction Bonus, if any, shall be paid in accordance with Sections 4(a) and 4(b), respectively. For purposes of this Section 4(b), the term "Good Reason" shall mean a material and substantial reduction in the Employee's responsibilities and duties hereunder, which reduction was not preapproved in writing by the employee. If the Employee terminates under this Section 7(b) other than for Good Reason, then the Company shall only be obligated to pay the Employee (i) the Base Salary due him through the date of termination; (ii) accrued and unpaid expense reimbursement pursuant to Section 6 hereof, and (iii) any Transaction Bonus, provided the transaction in question formally closed prior to the date of termination.

               (c) Disability. If the Employee fails to perform his duties hereunder on account of illness or other incapacity for a period of four (4) consecutive months, then the Company shall have the right upon written notice to the Employee to terminate this Agreement without further obligation by paying the Employee (1) the Base Salary, without offset, for the remainder of the Term in a lump sum or as otherwise directed by the Employee; (ii) any pro-rated Incentive Bonus earned by the Employee through the date of termination; (iii) any Transaction Bonus due the Employee in accordance with the terms of Section 4(b); and (iv) accrued and unpaid expense reimbursement pursuant to Section 6 hereof Such payment shall be made in a lump sum on or before the fifth (5th) day following the date of termination, or as otherwise directed by the Employee; provided, however, that the pro-rated Incentive Bonus and the Transaction Bonus, if any, shall be paid in accordance with Sections 4(a) and 4(b), respectively.

               (d) Death. If the Employee dies during the Term, then this Agreement shall terminate immediately and the Employee's legal representatives shall be entitled to receive (i) the Base Salary through the date of death (ii) any pro-rated Incentive Bonus earned by the Employee through the date of death;
(iii) any Transaction Bonus due the Employee in accordance with the terms of
Section 4(b); and (iv) accrued and unpaid expense reimbursement pursuant to
Section 6 hereof. Such payment shall be made in a lump sum on or before the fifth (5th) day following the date of death, or as otherwise directed by the Employee's legal representative; provided, however, that the pro-rated Incentive Bonus and the Transaction Bonus, if any, shall be paid in accordance with Sections 4(a) and 4(b), respectively.

               (e) Effect of Termination. Termination for any reason or for no reason shall not constitute a waiver of the Company's or the Employee's rights under this Agreement nor a release of the Employee from any obligation hereunder except his obligation to perform his day-to-day duties as an employee. The Company's payment obligations to the Employee under Section 7 shall survive any such termination.


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        8. Severance Payment.

               (a) The Employee may terminate his employment hereunder in the event of a if change in control of the Company," which, for purposes of this Agreement, shall be deemed to have occurred if (i) there shall be consummated
(x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger, or (y) any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (such as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company, FNFI or any "person" who, on the date hereof, is a director or officer of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities, unless such "person" acquires such securities from FNFI. The Employee may only terminate this Agreement due to a change in control of the Company during the period commencing 60 days and expiring 365 days after such change in control.

               (b) If, after a change in control of the Company, the Company terminates the Employee's employment in breach of this Agreement or pursuant to
Section 7(b), or the Employee resigns for Good Reason pursuant to Section 7(b), then:

                      (i) the Company shall pay the Base Salary due him through the date of termination;

                      (ii) in lieu of any further salary and bonus payments or other payments due to the Employee for periods subsequent to the date of termination, the Company shall pay, as severance to the Employee, an amount equal to the product of (A) the Employee's Base Salary in effect as of the date of termination plus the total Incentive Bonus paid or payable to the employee for the most recently ended calendar year, multiplied by (B) the number 2, such payment to be made in a lump sum on or before the fifth (5th) day following the date of termination; and

                      (iii) the Company shall maintain in full force and effect, for the continued benefit of the Employee for the number of years (including partial years) remaining in the Term, all employee benefit plans and programs in which the Employee was entitled to participate immediately prior to the date of termination, provided that the Employee's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Employee's participation in any such plan or program is prohibited, the Company shall, at it's expense, arrange to provide the Employee with benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is prohibited.

               (c) The Employee shall not be required to mitigate the amount of any payment provided for in this Section 8 or Section 7(b), above, by seeking other employment or otherwise, nor


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shall any compensation or other payments received by the Employee after the date of termination reduce any payments due under this Section 8 or Section 7(b), above.

               (d) Notwithstanding anything to the contrary herein, if any payment pursuant to this Section 8 would be a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended), such payment shall be limited to the largest portion of such payment as can be paid without being deemed a "parachute payment."

        9. Non-Delegation of Employee's Rights. The obligations, rights and benefits of the Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

        10. Confidential Information. The Employee acknowledges that 'n his capacity as an employee of the Company he will occupy a position of trust and confidence and he further acknowledges that he will have access to and learn substantial information about the Company and its "affiliates" (as defined in Section 21 below) and their respective operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the Company's and its affiliates' financial position and financing arrangements (the "Confidential Information"). The Employee agrees that all such Confidential Information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates. The Employee will keep confidential, and will not reproduce, copy or disclose to any other person or entity, any such Confidential Information, nor will the Employee advise, discuss with or in any way assist any other person or entity in obtaining or learning about any such Confidential Information; provided, however, that the Employee
(i) shall be able to use the Confidential Information in the course of performing his duties hereunder; and (ii) may disclose any Confidential Information pursuant to any law, subpoena or regulation. Accordingly, the Employee agrees that during the Term and at all times thereafter he will not disclose, or permit or encourage anyone else to disclose, any such information, nor will he utilize any such information, either alone or with others, outside the scope of his duties and responsibilities with the Company. The term "Confidential Information" shall not include (i) any information available to the general public; or (ii) any information known by the Employee prior to the date he became a member of the Board which was obtained from a source who was not bound by a confidentiality obligation to the Company.

        11. Non-Competition During Employment Term. The Employee agrees that, during the Term and any extensions thereof, he will devote substantially all his business time and effort, and give undivided loyalty, to the Company. Notwithstanding anything to the contrary in the preceding sentence, the Employee shall be entitled to (i) be on the Board of Directors of the companies that are disclosed on Schedule I hereto; and (ii) spend time on charitable and community organizations that do materially not interfere with the Employee's perfon-nance of his obligations hereunder. During the Term, the Employee will not engage in any way whatsoever, directly or indirectly (other than being on the Board of Directors of the companies set forth on Schedule I hereto), in any business that is competitive with the Company or its affiliates, nor solicit, or in any other manner work for or assist any business which is competitive with the Company or its affiliates. In addition, during the Tenn and any extensions thereof, the Employee will undertake no planning for or organization of any business activity competitive with the work he perfon-ns as an employee of the Company, and the Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.


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        12. Non-Solicitation After Employment Term. The parties acknowledge that the Employee will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of his employment. The parties further acknowledge that the scope of business in which the Company is engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. The solicitation of the Company's customers or employees by the Employee after this Agreement is terminated would severely injure the Company. Accordingly, for a period of one (1) year after this Agreement is terminated or the Employee leaves the employment of the Company for any reason whatsoever, the Employee agrees not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, or an employee of the Company or any of its affiliates, except for the Employee's administrative assistant.

        13. Return of Company Documents. Upon termination of this Agreement, Employee shall return promptly to the Company all records and documents of or pertaining to the Company and shall not make or retain any copy or extract of any such record or document.

        14. Improvements and Inventions. Any and all improvements or inventions which the Employee may conceive, make or participate in during the period of his employment, which are based upon or relate to such employment, shall be the sole and exclusive property of the Company. The Employee will, whenever requested by the Company, at the sole cost and expense of the Company, execute and deliver any and all documents which the Company shall deem appropriate in order to apply for and obtain patents for such improvements or inventions or in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents or applications.

        15. Actions. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by the Employee to abide by its terms and conditions nor will money damages adequately compensate for such injury. It is therefore agreed between the parties that, in the event of a breach by the Employee of any of his obligations contained in this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the Employee to perform as agreed herein. The Employee agrees that this Section 14 shall survive the termination of his employment and he shall be bound by its ten-ns at all times subsequent to the termination of his employment for so long a period as Company continues to conduct the same business or businesses as conducted during the Ten-n or any extensions thereof Nothing herein contained shall in any way limit or exclude any other right granted by law or equity to the Company.


        16. Indemnification. For the period commencing on the Effective Date and continuing for five (5) years following the expiration or prior termination of this Agreement, regardless of the reason therefor, the Employee shall be indemnified under the Company's Articles of Incorporation and Bylaws, and the Employee shall be covered by the directors' and officers' liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or provide coverage at least equivalent to, those applicable or made available by the Company to the senior management of the Company. Independent of the above provisions, if at any time the Employee is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that the Employee is or was a director or officer of the Company, then the Employee shall be indemnified by the Company, and the Company pay the Employee's related expenses (including,


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without limitation, reasonable attorneys' fees and costs) when and as incurred, all to the fullest extent permitted by law.

        17. Amendment. This Agreement contains, and its terms constitute, the entire agreement of the parties, and it may be amended only by a written document signed by both parties to this Agreement.

        18. Governing Law. California law shall govern the construction and enforcement of this Agreement and the parties agree that any litigation pertaining to this Agreement shall be adjudicated in courts located in California.

        19. Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severed and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of the Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

        20. Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three
(3) days after being sent by United States certified mail, postage prepaid, with return receipt requested, to the parties at their respective addresses set for the below:

                    To the Company:       Micro General Corporation
                                          2510 North Red Hill Avenue
                                          Santa Ana, CA 92705

                    With a copy to:       Gregory S. Lane, Esq.
                                          3916 State Street, Suite 300
                                          Santa Barbara, CA 93105

                    To the Employee:      John Snedegar

                                          --------------------------------------

                                          --------------------------------------

                    With a copy to:       Martin Eric Weisberg, Esq.
                                          Parker Chapin Flattau & Klimpl, LLP
                                          1211 Avenue of the Americas
                                          New York, New York 10036

        20. Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

        21. Definition of "Affiliate". For purposes of this Agreement, the term "affiliate" shall mean a person or entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.



                         [SIGNATURES ON FOLLOWING PAGE]





        IN WITNESS VMEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

                                   MICRO GENERAL CORPORATION


                                   By:
                                      ------------------------------------------
                                   Its:
                                       -----------------------------------------


                                   JOHN SNEDEGAR


                                   ---------------------------------------------